Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LEARNINGSTAR CORP.

LEARNINGSTAR CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:   That the Restated Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation to "Excelligence Learning Corporation" by amending Article FIRST and inserting the following in lieu thereof:

"FIRST:   The name of the Corporation is Excelligence Learning Corporation."

SECOND:   That, at a meeting held on October 4, 2001, the Board of Directors of the Corporation adopted resolutions setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interest of the Corporation and its stockholders and directing its officers to submit said amendment to the stockholders of the Corporation for consideration thereof.

THIRD:   That, on May 1, 2002, by consent of the holders of greater than 75% of the issued and outstanding shares of capital stock of the Corporation, the necessary number of shares required by statute and the Corporation's Amended and Restated Bylaws was voted in favor of the amendment.

FOURTH:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHERE OF, LEARNINGSTAR CORP. has caused this certificate to be signed by Ronald Elliott, its Chief Executive Officer, this 3rd day of May, 2002.

LEARNINGSTAR CORP.

By:	/s/ Ronald Elliott
Name: Title:	Ronald Elliott Chief Executive Officer

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